Exhibit 10.1
FORM OF AMENDMENT TO PERFORMANCE UNIT AGREEMENT UNDER THE
HOLLY ENERGY PARTNERS, L.P. LONG-TERM INCENTIVE PLAN
     This Amendment (the “Amendment”) to the Holly Logistic Services, L.L.C. Performance Unit Agreement (the “Agreement”) dated ___, ___between Holly Logistic Services, L.L.C. (the “Company”) and ___(the “Employee”) is entered into effective as of ___, ___. Terms not otherwise defined in this Amendment shall have the meaning provided in the Agreement. The Agreement is hereby amended in the following respects, notwithstanding any provision of the Agreement prior to this Amendment:
1.	The Award shall be payable in Holly Energy Partners, L.P. Units (as defined in the Plan) (the “HEP Units”). The number of HEP Units payable shall equal the number of performance units awarded under Section 1 of the Agreement (after any applicable adjustment under Section 3 of the Agreement) times the applicable Performance Percentage determined pursuant to Section 2 of the Agreement.
2.	The HEP Units to be transferred to the Employee pursuant to the Agreement as amended by the Amendment shall be transferred as soon as reasonably practicable following the close of the Performance Period (or such earlier time as specified under Section 3(b) of the Agreement).
3.	As a result of the transfer of the HEP Units to the Employee under the Agreement as amended by the Amendment, the Employee may incur certain liabilities for Federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. Prior to the transfer of the HEP Units to the Employee, the Company shall inform the Employee of the amount of taxes required to be withheld, if any. The Employee shall either pay to the Company, in cash or by certified or cashier’s check, an amount equal to the taxes required to be paid on such transaction, or the Employee shall authorize the Company to withhold from monies otherwise owing by the Company to the Employee an amount equal to the amount of federal, state or local taxes required to be withheld. Authorization of the Employee to the Company to withhold taxes pursuant to this paragraph shall be in form and content acceptable to the Committee. An authorization to withhold taxes pursuant to this provision shall be irrevocable unless and until the tax liability of the Employee has been fully paid. In the event that the Employee fails to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the HEP Units to be transferred to the Employee under the Agreement as amended by the Amendment, the Company shall have the right to purchase at current market price as determined by the Committee and/or to sell to one or more third parties in either market or private transactions a sufficient number of the HEP Units to provide the funds needed for the Company to make the required tax payment or payments.

4.	Except to the extent modified by the terms of the Amendment, the terms of the Agreement shall continue in full force and effect.
               IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officers thereunto duly authorized, and the Employee has set his hand effective as of ___, ___.

HOLLY LOGISTIC SERVICES, L.L.C.
By:

Employee

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